Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 24, 2013, with respect to the financial statements of Physicians Realty Trust and July 3, 2013, with respect to the combined financial statements of Ziegler Healthcare Real Estate Funds contained in the Registration Statement (Form S-11 No. 333-188862). We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Physicians Realty Trust 2013 Equity Incentive Plan to the use of the aforementioned reports.

/s/ Plante & Moran, PLLC

Chicago, Illinois

July 23, 2013